Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS THIRD QUARTER RESULTS;

CONFIRMS ANNUAL EARNINGS GUIDANCE RANGE

Q3 2026 Highlights:

•
Net sales increased 4% to $1.5 billion, accelerating from 2% growth in the second quarter, supported by price, solid maintenance growth and continued improvement in building materials
•
Operating income decreased 3% to $172.2 million from $178.0 million in Q3 2025
•
Diluted EPS consistent with Q3 2025 at $3.40; adjusted diluted EPS increased $0.01
•
Confirms annual earnings guidance range of $10.66 to $10.96 per diluted share, and adjusted diluted earnings guidance range of $10.87 to $11.17 per share including $0.02 of year-to-date ASU 2016-09 tax benefits

______________________

COVINGTON, LA. (October 22, 2026) – Pool Corporation (Nasdaq: POOL) today reported results for the third quarter of 2026.

“Building on our performance through the first half of the year, we delivered solid results in the third quarter of 2026 as we moved through the end of the peak selling season. Our dedicated teams produced top-line growth by delivering to our customers when they needed it the most. At the same time, we remained committed to disciplined capital allocation, reducing inventory by 3% while growing sales. Through the first nine months of the year, we generated $419.8 million in operating cash flows, and in the third quarter alone we returned $158.7 million to shareholders through share repurchases and dividends. As the industry leader, we are focused on supporting our partners to collectively grow the outdoor living industry, efficiently bringing new products to market and offering the best value proposition to our customers,” said John B. Watwood, president and CEO.

Third quarter ended September 30, 2026 compared to the third quarter ended September 30, 2025

Net sales increased 4% to $1.5 billion in the third quarter of 2026. The increase primarily reflected 3% growth from price, coupled with stronger maintenance activity and building materials growth.

Gross profit increased 2% to $436.3 million. Gross margin decreased 60 basis points to 29.0% from 29.6% in the same period of 2025. The decrease was primarily driven by higher inbound freight costs and customer mix, as well as the comparison against the prior year benefit from mid-season price increases.

Selling and administrative expenses (operating expenses) increased 5% to $264.1 million from $251.2 million in the same period in 2025, reflecting higher performance-based compensation resulting from increased sales, increases in employee insurance and outside fees related to our strategic initiatives.

Operating income decreased 3% to $172.2 million compared to $178.0 million in the same period last year.

Net income decreased 3% to $123.0 million from $127.0 million in the third quarter of 2025.

Earnings per diluted share was $3.40, consistent with the third quarter of 2025. Adjusting for the impact from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, earnings per diluted share was $3.40 in the third quarter of 2026 compared to $3.39 in the same period of 2025.

Nine months ended September 30, 2026 compared to the nine months ended September 30, 2025

Net sales increased 4% to $4.5 billion from $4.3 billion in the nine months ended September 30, 2025. Gross margin declined 30 basis points to 29.3% from 29.6% in the same period last year.

Operating expenses increased 5% to $784.5 million compared to $748.5 million for the same period in 2025. Operating expenses for the nine months ended September 30, 2026 included $8.3 million of CEO transition costs, comprised of $6.3 million of non-cash share-based compensation expense for awards previously granted but not fully amortized and $2.0 million of cash transition costs. Adjusting for the impact of CEO transition costs, operating expenses increased 4%.

Operating income was $522.5 million compared to $528.2 million in the same period last year. Adjusted operating income was $530.7 million, in line with the same period of 2025.

Net income decreased 3% to $364.4 million compared to $374.8 million in the nine months ended September 30, 2025. We recorded a $0.7 million, or $0.02 per diluted share, tax benefit from ASU 2016-09 in 2026 compared to a $4.2 million, or $0.11 per diluted share, tax benefit in the same period of 2025. Adjusted net income for the nine months ended September 30, 2026 was $371.2 million compared to $370.6 million in the nine months ended September 30, 2025.

Earnings per diluted share increased 1% to $10.02 compared to $9.97 in the same period of 2025. Adjusted earnings per diluted share increased 4% to $10.21 from $9.86 in the first nine months of 2025.

Balance Sheet and Liquidity

Inventory decreased 3% at September 30, 2026 compared to September 30, 2025, while third quarter net sales increased 4% year over year. Total debt outstanding increased $104.9 million to $1.2 billion at September 30, 2026.

Net cash provided by operations increased 47% to $419.8 million in the first nine months of 2026 compared to $285.7 million in the first nine months of 2025. Year to date, we have returned $338.1 million to our shareholders through $140.1 million in dividends and $198.0 million in share repurchases. These returns were primarily funded by operating cash flows, after investing $49.8 million in the business and making $33.1 million in net debt repayments. We have also increased our quarterly dividend by 4% to $1.30 per share from $1.25 per share in the third quarter of 2025.

Outlook

“Based on our performance to date and outlook for the remainder of the year, we are confirming our full-year adjusted diluted EPS guidance range of $10.87 to $11.17. As we look forward to closing out 2026, I am proud of the POOLCORP team, whose dedication and execution are the true source of our success. Our unmatched network, solid operational performance and strong supplier relationships position us well to continue delivering exceptional value to our customers and the outdoor living industry,” said Watwood.

The table below further illustrates our current guidance:

(Unaudited)	2026 Guidance Range
	Floor	Ceiling
Diluted EPS (1)	$10.66	$10.96
After-tax CEO transition costs	0.21	0.21
Adjusted diluted EPS (1)	$10.87	$11.17

(1)
Includes $0.02 of year-to-date ASU 2016-09 tax benefits.

Non-GAAP Financial Measures

This press release contains certain non-GAAP measures. See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.

About Pool Corporation

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of September 30, 2026, POOLCORP operated 454 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.

Forward-Looking Statements

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” “outlook,” and other words and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2025 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

Kristin S. Byars

Director, Investor Relations and Finance

985.801.5153

kristin.byars@poolcorp.com

POOL CORPORATION

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net sales	$1,504,957	$1,451,131	$4,465,909	$4,307,187
Cost of sales	1,068,640	1,021,948	3,158,959	3,030,474
Gross profit	436,317	429,183	1,306,950	1,276,713
Percent	29.0%	29.6%	29.3%	29.6%

Selling and administrative expenses	264,122	251,196	784,464	748,518
Operating income	172,195	177,987	522,486	528,195
Percent	11.4%	12.3%	11.7%	12.3%

Interest and other non-operating expenses, net	11,762	12,004	38,402	35,387
Income before income taxes and equity in earnings	160,433	165,983	484,084	492,808
Provision for income taxes	37,449	38,985	119,774	118,048
Equity in earnings of unconsolidated investments, net	58	15	51	56
Net income	$123,042	$127,013	$364,361	$374,816

Earnings per share attributable to common stockholders: (1)
Basic	$3.41	$3.41	$10.03	$10.01
Diluted	$3.40	$3.40	$10.02	$9.97
Weighted average common shares outstanding:
Basic	35,881	37,090	36,108	37,272
Diluted	35,923	37,223	36,163	37,420

Cash dividends declared per common share	$1.30	$1.25	$3.85	$3.70

(1)
Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $122.3 million and $126.4 million for the three months ended September 30, 2026 and September 30, 2025, respectively, and $362.3 million and $373.0 million for the nine months ended September 30, 2026 and September 30, 2025, respectively. Participating securities excluded from weighted average common shares outstanding were 216,000 and 184,000 for the three months ended September 30, 2026 and September 30, 2025, respectively, and 206,000 and 184,000 for the nine months ended September 30, 2026 and September 30, 2025, respectively.

POOL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	September 30,	Change
	2026	2025	$	%

Assets
Current assets:
Cash and cash equivalents	$105,657	$128,483	$(22,826)	(18)%
Receivables, net (1)	135,492	138,072	(2,580)	(2)
Receivables pledged under receivables facility	342,965	305,537	37,428	12
Product inventories, net (2)	1,185,177	1,223,809	(38,632)	(3)
Prepaid expenses and other current assets	52,365	53,138	(773)	(1)
Total current assets	1,821,656	1,849,039	(27,383)	(1)

Property and equipment, net	281,030	267,408	13,622	5
Goodwill	706,683	705,266	1,417	0
Other intangible assets, net	277,972	285,409	(7,437)	(3)
Equity interest investments	1,645	1,514	131	9
Operating lease assets	342,895	319,898	22,997	7
Other assets	53,588	72,137	(18,549)	(26)
Total assets	$3,485,469	$3,500,671	$(15,202)	(0)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$423,865	$457,319	$(33,454)	(7)
Accrued expenses and other current liabilities	174,146	147,122	27,024	18
Short-term borrowings and current portion of long-term debt	20,952	12,881	8,071	63
Current operating lease liabilities	120,756	102,189	18,567	18
Total current liabilities	739,719	719,511	20,208	3

Deferred income taxes	93,984	79,101	14,883	19
Long-term debt, net	1,145,930	1,049,121	96,809	9
Other long-term liabilities	47,620	47,342	278	1
Non-current operating lease liabilities	231,098	225,706	5,392	2
Total liabilities	2,258,351	2,120,781	137,570	6
Total stockholders’ equity	1,227,118	1,379,890	(152,772)	(11)
Total liabilities and stockholders’ equity	$3,485,469	$3,500,671	$(15,202)	(0)%

(1)
The allowance for doubtful accounts was $10.3 million at September 30, 2026 and $8.3 million at September 30, 2025.
(2)
The inventory reserve was $24.9 million at September 30, 2026 and $29.0 million at September 30, 2025.

POOL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended
	September 30,
	2026	2025	Change
Operating activities
Net income	$364,361	$374,816	$(10,455)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	34,461	30,438	4,023
Amortization	6,750	6,598	152
Share-based compensation	22,437	17,385	5,052
Equity in earnings of unconsolidated investments, net	(51)	(56)	5
Other	3,489	459	3,030
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(134,083)	(123,914)	(10,169)
Product inventories	264,883	77,407	187,476
Prepaid expenses and other assets	19,765	73,226	(53,461)
Accounts payable	(225,440)	(69,794)	(155,646)
Accrued expenses and other liabilities	63,252	(100,822)	164,074
Net cash provided by operating activities	419,824	285,743	134,081

Investing activities
Acquisition of businesses, net of cash acquired	—	(7,116)	7,116
Purchases of property and equipment, net of sale proceeds	(49,772)	(48,123)	(1,649)
Other investments, net	2,328	(508)	2,836
Net cash used in investing activities	(47,444)	(55,747)	8,303

Financing activities
Proceeds from revolving line of credit	1,351,300	1,417,100	(65,800)
Payments on revolving line of credit	(1,496,400)	(1,390,400)	(106,000)
Proceeds from term loan under credit facility	—	125,000	(125,000)
Payments on term loan under credit facility	—	(87,500)	87,500
Proceeds from asset-backed financing	390,300	437,600	(47,300)
Payments on asset-backed financing	(278,800)	(370,400)	91,600
Payments on term facility	—	(19,938)	19,938
Proceeds from short-term borrowings and current portion of long-term debt	7,103	17,431	(10,328)
Payments on short-term borrowings and current portion of long-term debt	(6,555)	(16,523)	9,968
Payments of deferred financing costs	(359)	(1,397)	1,038
Payments of excise tax on repurchases of common stock	(2,974)	—	(2,974)
Proceeds from stock issued under share-based compensation plans	5,018	9,203	(4,185)
Payments of cash dividends	(140,105)	(138,664)	(1,441)
Repurchases of common stock	(198,046)	(163,884)	(34,162)
Net cash used in financing activities	(369,518)	(182,372)	(187,146)
Effect of exchange rate changes on cash and cash equivalents	(2,168)	2,997	(5,165)
Change in cash and cash equivalents	694	50,621	(49,927)
Cash and cash equivalents at beginning of period	104,963	77,862	27,101
Cash and cash equivalents at end of period	$105,657	$128,483	$(22,826)

ADDENDUM

Base Business

When calculating our base business results, we exclude for a period of 15 months sales centers that are acquired, opened in new markets or closed. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

We have not provided separate base business income statement data within this press release as our base business results for the three and nine months ended September 30, 2026 closely approximated our consolidated results. Excluded sales centers contributed less than 1% to the change in our reported net sales.

The table below summarizes the changes in our sales centers during the first nine months of 2026.

December 31, 2025	456
New locations	2
Consolidated locations	(4)
September 30, 2026	454

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, provision for income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments, equity in earnings or loss of unconsolidated investments, and other items that management believes are not indicative of ongoing operating performance. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

From time to time, we use Adjusted EBITDA as a supplemental disclosure because management uses it to monitor our performance, and we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2026	2025	2026	2025
Net income	$123,042	$127,013	$364,361	$374,816
Adjustments to increase (decrease) net income:
Interest and other non-operating expenses (1)	11,415	11,622	37,846	35,633
Provision for income taxes	37,449	38,985	119,774	118,048
Share-based compensation (2)	4,962	4,435	22,437	17,385
Equity in earnings of unconsolidated investments, net	(58)	(15)	(51)	(56)
Depreciation	11,807	10,634	34,461	30,438
Amortization (3)	1,917	2,000	5,910	5,925
CEO cash transition costs (2)	—	—	1,962	—
Adjusted EBITDA	$190,534	$194,674	$586,700	$582,189

(1)
Excludes loss (gain) on foreign currency transactions of $347 and $382 for the three months ended September 30, 2026 and September 30, 2025, respectively, and $556 and ($246) for the nine months ended September 30, 2026 and September 30, 2025, respectively.
(2)
CEO transition costs comprise $6.3 million included within share-based compensation for awards previously granted but not fully amortized and $2.0 million of cash transition costs for a total of $8.3 million included in Selling and administrative expenses on the Consolidated Statements of Income for the nine months ended September 30, 2026.
(3)
Excludes amortization of deferred financing costs of $290 and $286 for the three months ended September 30, 2026 and September 30, 2025, respectively, and $840 and $673 for the nine months ended September 30, 2026 and September 30, 2025, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Income Statement Information

We have included adjusted operating expenses, adjusted operating income, adjusted net income and adjusted diluted EPS, which are non-GAAP financial measures, in this press release as supplemental disclosures because we believe these measures are useful to management, investors and others in assessing our period-over-period operating performance. We believe these measures should be considered in addition to, not as a substitute for, operating expenses, operating income, net income and diluted EPS presented in accordance with GAAP and in the context of our other disclosures in this press release. Other companies may calculate these non-GAAP financial measures differently than we do, which may limit their usefulness as comparative measures.

The table below presents a reconciliation of operating expenses to adjusted operating expenses.

(Unaudited)	Nine Months Ended
(In thousands)	September 30,
2026
Operating expenses	$784,464
CEO transition costs	(8,262)
Adjusted operating expenses	$776,202

The table below presents a reconciliation of operating income to adjusted operating income.

(Unaudited)	Nine Months Ended
(In thousands)	September 30,
2026
Operating income	$522,486
CEO transition costs	8,262
Adjusted operating income	$530,748

The table below presents a reconciliation of net income to adjusted net income.

(Unaudited)	Nine Months Ended
(In thousands)	September 30,
	2026	2025
Net income	$364,361	$374,816
CEO transition costs	8,262	—
Tax impact	(738)	—
ASU 2016-09 tax benefit	(714)	(4,181)
Adjusted net income	$371,171	$370,635

The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Diluted EPS	$3.40	$3.40	$10.02	$9.97
After-tax CEO transition costs	—	—	0.21	—
ASU 2016-09 tax benefit	—	(0.01)	(0.02)	(0.11)
Adjusted diluted EPS	$3.40	$3.39	$10.21	$9.86